Annex B

                        WATERMARK INVESTORS REALTY TRUST
                                       AND
                             WATERMARK TEXAS 1, INC.

                       PLAN OF LIQUIDATION AND DISSOLUTION

     This Plan of Liquidation and Dissolution (hereinafter called the "Plan") is for the purpose of effecting the complete liquidation and dissolution of Watermark Investors Realty Trust, a Texas real estate investment trust ("Watermark Trust"), and Watermark Texas 1, Inc., a Maryland corporation and a wholly owned subsidiary of Watermark Trust ("Watermark Texas"; and together with Watermark Trust, each a "Company" and collectively, the "Companies"), pursuant to the following steps:

1. The Plan shall become effective upon the approval of the liquidation and dissolution of the Companies pursuant to this Plan (the "Dissolution") by the shareholders of Watermark Trust on November 28, 2007 or as soon thereafter as practicable as determined by the Trustees of Watermark Trust (the date that this Plan becomes effective, the "Effective Date"). Upon the Effective Date, each Company will cease conducting normal business operations pursuant to this Plan except insofar as may be necessary for the winding up of the business and affairs thereof, and proceed to a complete liquidation and dissolution in accordance with the requirements of (i) in the case of Watermark Trust, the Texas Real Estate Investment Trust Act, the Internal Revenue Code of 1986, as amended, and (ii) in the case of Watermark Texas, the Texas Business Corporation Act.

2. The officers of each Company are hereby authorized to sell and otherwise to liquidate any and all of the assets and properties of such Company and to pay, discharge or make adequate provision for the payment of all of the known debts, liabilities and obligations of such Company. Without limiting the foregoing, Watermark Texas has entered into an Agreement of Sale dated as of October 16, 2007 with Bayside Fish Market, Inc., a Texas corporation ("Bayside"), pursuant to which Watermark Texas will transfer and sell to Bayside approximately 4.3836 acres of unimproved real property located on Parker Road near the City of Houston, Harris County, Texas (the "Parker Road Property"), which constitutes the sole remaining material asset of Watermark Texas. The purchase price for the Parker Road Property is $339,500, subject to certain prorations and credits. The sole asset of Watermark Trust is its ownership of all of capital stock of Watermark Texas. Watermark Trust currently has a note payable to Abbestate Holding, Inc. a Delaware corporation ("Abbestate"), bearing interest at a per annum rate of 12 percent and due and payable on December 31, 2020. As of October 31, 2007, the aggregate principal amount and accrued interest due and owing to Abbestate was $790,000. Watermark Trust and Watermark Texas agree that the net proceeds of the purchase price received by Watermark Texas from the sale of the Parker Road Property shall be dividended to its sole shareholder, Watermark Trust. Upon receipt of such dividend, Watermark Trust will use all of these proceeds to repay the indebtedness owing to Abbestate, after liquidation and dissolution costs are paid. Watermark Trust will also make adequate provision for any other known creditors of either Watermark Trust or Watermark Texas, as determined by the Trustees.

3. Because the amount owing to Abbestate exceeds the amount that Watermark Trust will receive from the sale of all remaining assets of the Companies, Watermark Trust anticipates that there will be no funds available for distribution to its shareholders. If any funds remain following the Dissolution, liquidating distributions may be made to shareholders in accordance with the Declaration of Trust in amounts and as determined by the Trustees, provided that the Trustees believe at that time that any contingency reserve and the remaining assets of Watermark Trust are adequate to provide for its remaining liabilities (actual and contingent) and expenses. The Trustees are authorized to determine


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     the amount of any contingency reserve and may, in their sole discretion, increase or decrease the amount of the contingency reserve as the Trustees determine to be adequate to provide for the just and equitable payment of liabilities and obligations of Watermark Trust. The officers of Watermark Trust shall place such funds in an account of Watermark Trust as the Trustees have determined should be maintained as a contingency reserve.

4. The Trustees of Watermark Trust are hereby authorized, in their discretion, to choose to maintain existence of Watermark Trust as a real estate investment trust for the purposes of winding up the affairs contemplated herein. Alternatively, the Trustees are hereby authorized, in its discretion, to elect to terminate Watermark Trust's status as a real estate investment trust. The Trustees are authorized to establish a Liquidating Trust (as defined below) for the benefit of the shareholders of Watermark Trust to distribute the remaining proceeds.

5. The officers of Watermark Texas are hereby authorized, in their discretion, to choose to maintain existence of Watermark Texas for the purposes of winding up the affairs contemplated herein. Alternatively, the officers are hereby authorized, in its discretion, to elect to terminate the Company's status as a corporation.

6. The officers of Watermark Trust are hereby authorized and directed to file such documents as are necessary to effect the dissolution of Watermark Trust under the Texas Real Estate Investment Trust Act. The officers of Watermark Texas are hereby authorized and directed to file such documents as are necessary to effect the dissolution of Watermark Texas under the Texas Business Corporation Act.

7. The officers of Watermark Trust are hereby authorized to complete and file any and all necessary or appropriate forms with the Internal Revenue Service. The officers of Watermark Texas are hereby authorized to complete and file any and all necessary or appropriate forms with the Internal Revenue Service. As soon as practicable after the Dissolution, the officers shall execute and file the final federal and state income tax returns of the Watermark Trust, if any, and all other returns, documents and information required to be filed by reason of the Dissolution of Watermark Trust and Watermark Texas.

8. Neither the Trustees nor the officers of Watermark Trust, nor the directors or officers of Watermark Texas, shall receive any compensation in connection with the Dissolution or liquidation of Watermark Trust or Watermark Texas.

9. Implementation of this Plan shall be under the direction of the Trustees in the case of Watermark Trust, and the directors of Watermark Texas in the case of Watermark Texas, each of whom shall have full authority to carry out the provisions of the Plan or such other actions as they deem appropriate without further shareholder action. The Trustees shall have the authority to amend or modify the Plan without the further approval of the shareholders of Watermark Trust, except as required by the Texas Real Estate Investment Trust Act.

10. Prior to the filing of articles of dissolution, the Trustees shall have full authority to abandon and revoke the Dissolution as the Trustees deem appropriate without further shareholder action.

11. The actions provided for in this Plan shall be commenced as soon as practicable after the Effective Date, and such proceeds shall be distributed and the Dissolution shall be completed as soon as practicable after the Effective Date.

12. The officers and Trustees of each Company are authorized to perform, and shall perform, such acts and take such steps as may be necessary or convenient to carry out this Plan, including, but not limited to, the execution and delivery, on behalf of such Company and in its name, of any and all documents and instruments as may be required to collect and distribute the property and assets of such Company in accordance with the provisions of this Plan, and all such other and further instruments as may be necessary to vest title to the assets of such Company in its shareholders in accordance with this Plan, and wind up its affairs in dissolution in accordance with this Plan.

13. After adoption of the Dissolution by the shareholders, the shareholders shall have no right to approve or disapprove the terms of the sale of Watermark Trust's assets.

14. If, in the judgment of the Trustees, it appears that Watermark Trust will be unable to satisfy its legally enforceable obligations within 24 months after the Effective Date, or if, at any time, Watermark Trust will no longer qualify as a real estate investment trust, the Trustees may cause Watermark Trust to create a liquidating trust (the "Liquidating Trust") and to distribute beneficial interests in the Liquidating Trust to the shareholders as part of the liquidation process. The Liquidating Trust shall be constituted pursuant to a liquidating trust agreement in such form as the Trustees may approve, it being intended that the transfer and assignment to the Liquidating Trust pursuant hereto and the distribution to shareholders of the beneficial interests therein shall constitute a part of the final liquidating distribution by Watermark Trust to the shareholders.

15. The Company shall reserve sufficient assets and/or obtain or maintain such insurance as shall be necessary to provide the continued indemnification of the Trustees, directors, officers and agents of each Company, and other parties whom either Company has agreed to indemnify, to the full extent provided by the declaration of trust and the bylaws of either Company, and existing indemnification agreement and applicable law. At the discretion of the Trustees, such insurance may include coverage for periods after the Dissolution, including periods after the termination of any Liquidating Trust, and may include coverage for trustees, employees and agents of such Liquidating Trust.

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IN WITNESS WHEREOF, this Plan is executed to be effective as of the 6th day of
November 2007.



                                         WATERMARK REAL ESTATE INVESTMENT TRUST,
                                            a Texas real estate investment trust


                                             -----------------------------------

                                             Name: David S. Givner
                                             Title: President and Treasurer



                                                         WATERMARK TEXAS 1, INC.
                                                          a Maryland corporation


                                             -----------------------------------

                                             Name: David S. Givner
                                             Title: President and Treasurer